EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

BIO-LOGIC SYSTEMS CORP.

Bio-logic Systems Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. In accordance with the provisions of Section 242 of the Act, an amendment to the Certificate of Incorporation of this Corporation has been duly adopted by the Board of Directors of this Corporation and by the stockholders of this Corporation at the Annual Meeting of Stockholders held on July 21, 2005.

2. Said amendment amends Article Fourth of the Certificate of Incorporation so that, as amended, Article Fourth shall read in its entirety as follows:

“FOURTH: The Corporation shall be authorized to issue forty million (40,000,000) shares of common stock, par value $0.01 per share.”

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 26th day of July, 2005.

BIO-LOGIC SYSTEMS CORP.

By:	/s/ Michael J. Hanley
Michael J. Hanley
Corporate Controller

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